Exhibit 2.4

                  PROJECT DEVELOPMENT AGREEMENT
                  -----------------------------


     This Project Development Agreement (this "Agreement"), dated

January  7, 2005, is made and entered into by and between Sonerra

Resources  Corporation  ("Sonerra"), a Texas  corporation,  whose address  is P. O. Box 631627, Nacogdoches, Texas 75963-1627,  and

Nacogdoches  Gas,  L.L.C. ("Nacogdoches Gas"),  a  New  Hampshire

limited  liability  company, whose address  is  1  New  Hampshire

Avenue, Suite 125, Portsmouth, NH 03801.

       Sonerra  currently  owns  and/or  is  acquiring  from  its affiliate, Pinnacle Energy Group, L.C., a Texas limited liability

company   ("Pinnacle"),  and/or  other  third  parties,   certain

undivided  leasehold working interests in and  to  oil,  gas  and mineral  leases and will continue to acquire oil, gas and mineral leases  within the area outlined and shaded in yellow on  Exhibit

"A"  attached  hereto  (the  "Project Area")  which  Sonerra  has identified  as being prospective for hydrocarbon production.  The

Project  Area  may  be expanded or otherwise amended  by  written consent of the parties hereto.

     Sonerra  and Nacogdoches Gas desire to set forth  the  terms under  which  Nacogdoches Gas shall acquire  undivided  leasehold working  interests in oil, gas and mineral leases and participate in  the  drilling  and  development of wells  on  such  leasehold interests  within the Project Area.  The development  by  Sonerra and  Nacogdoches  Gas  shall include the drilling  of  three  (3)

prospect wells, within the Project Area (the "Phase I Wells") and options for the drilling of up to five (5) separate sets of three

(3)  prospect wells each, within the Project Area (the  "Optional

Wells"),  in accordance with the terms and conditions  set  forth

herein.   Each  of the separate Phase I Wells and Optional  Wells

(if  any)  are  sometimes hereinafter referred to as  a  "Project

Well".

      NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is agreed by the parties  as follows, to wit:



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  I.   PROJECT RESPONSIBILITIES.

     A.   Sonerra shall act as operator of both the Phase I Wells and the Optional Wells. As operator, Sonerra shall be responsible for

          (i) acquiring the oil and gas leases within the Project Area,

          (ii) conducting such geological and geophysical analysis of the

          Project Area as may be required to identify various drilling prospects that are to be explored and developed and the

          corresponding location and objective(s) of each Project Well to be drilled in the Project Area, (iii) conducting all drilling,

          completion and producing operations and (iv) installing, managing and operating the gas gathering, transportation and marketing facilities, in the Project Area.

     B.   Nacogdoches Gas shall provide financing for the Allocated

          Funding Percentage (as hereinafter defined) of the Total Prospect

          Costs (as hereinafter defined) for each Project Well.  For the purposes of this agreement, the term "Total Prospect Costs" shall be defined as (i) the reasonable Acreage Consideration and G&G costs (each as defined or set forth in the Participation

          Agreement (hereinafter described) pertaining to each specific

          Project Well), and (ii) the actual costs of all drilling,

          testing, completing and equipping (including the costs of

          installing any gas gathering facilities and the wellhead

          production meter) of or for a Project Well.

     C.   The  specific  rights and obligations  of  Sonerra,  as

          operator, and Nacogdoches Gas, as participant, for each

          Project   Well   (including  applicable  standards   of

          conduct)  shall  be  set  forth  in  the  Participation

          Agreement that is executed for each such respective



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          Project Well.  The terms of the Participation Agreement

          for  each Project Well shall grant Nacogdoches Gas  the

          right,  subject,  however, to the specific  limitations

          and conditions contained therein, to participate in the

          in-field development drilling of the proven undeveloped

          locations  ("PUDs") relative to any such Project  Well.

          The Participation Agreement for each Project Well shall

          be  substantially similar in form and  content  to  the

          terms  of the exemplar Participation Agreement attached

          hereto as Exhibit B.  This Agreement and the agreements

          contemplated herein include all horizons, intervals  or

          formations  to  the extent stated in the  Participation

          Agreement for each Project Well.

  II.  PHASE I WELLS.

          Sonerra  agrees  to drill and complete and  Nacogdoches

          Gas  agrees  to  finance three (3)  Phase  I  Wells  at

          locations  of Sonerra's choice within the Project  Area

          as follows:

          1.   Completion  of Phase I Wells.  Sonerra shall  make

               good faith efforts to drill and complete the Phase

               I   Wells  not  later  than  120  days  after  the

               Effective Date.

          2.   Allocated  Funding Percentage.   For each  of  the

               Phase  I Wells,   Nacogdoches Gas shall fund  100%

               of the Total Prospect Costs for each Phase I Well,

               less  the  total percentage funded by any  current

               Sonerra   investors,  if  any   (which,   in   the

               aggregate,  such  funding by the  current  Sonerra

               investors  shall  not  exceed  25%  of  the  Total

               Prospect Costs of any Phase I Well). The resulting

               total  net percentage of the Total Prospect  Costs

               of  each  respective Phase I Well to be funded  by

               Nacogdoches Gas shall be defined as the "Allocated

               Funding Percentage".



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          3.   Funding.    Nacogdoches  Gas  shall  provide   the

               Allocated  Funding  Percentage  of  the  Estimated

               Total  Prospect  Costs (hereinafter  defined)  for

               each Phase I Well within fifteen (15) days of  the

               receipt  from Sonerra of (i) notification  of  (a)

               the  Allocated  Funding  Percentage  and  (b)  the

               Estimated  Total  Prospect  Costs,  and  (ii)  the

               Participation Agreement pertaining  to  each  such

               Phase I Well.  As used herein, the term "Estimated

               Total  Prospect  Costs"  shall  be  defined  as  a

               reasonable  estimate of the ultimate actual  Total

               Prospect  Costs  to be determined by  Sonerra  for

               each  separate Project Well, prior to  the  actual

               drilling of each such Project Well.  If after  the

               drilling  and completion of any Project Well,  the

               Estimated Total Prospect Costs (i) are found to be

               in  excess of the actual Total Prospect  Costs  or

               (ii)  are  found to be less than the actual  Total

               Prospect  Cost,  the refund of excess  funding  by

               Sonerra  to  Nacogdoches Gas  or  the  funding  of

               additional  costs  to Sonerra by  Nacogdoches  Gas

               relative  to  such Project Well,  shall  occur  in

               accordance  with  the terms contained  within  the

               Participation   Agreement   pertaining   to   such

               matters.

  III. THE  SUNSTONE  INTERESTS.  In addition  to  financing  its

       Allocated  Funding Percentage of the Total  Project  Costs

       of  the  Phase I Wells, Nacogdoches Gas agrees to  finance

       100%  of  the  purchase price, up to,  but  not  exceeding

       $3.45  million, for the acquisition by Sonerra of the  oil and  gas  interests,  properties  and  assets  within  the

       Project Area, currently owned by SunStone Corporation



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       (the   "SunStone   Interests"),   as   more   particularly

       described  in Exhibit "C" attached hereto.  The  terms  of financing and acquisition of the SunStone Interests  shall be  definitively set forth in a separate written agreement between the parties hereto.

  IV.  OPTIONAL  WELLS.  Within two (2) years after the Effective

       Date,  Sonerra shall propose to Nacogdoches Gas, five  (5)

       separate  sets  containing three (3)  Project  Wells  each

       ("the  Optional Well Sets").  Nacogdoches Gas  shall  have the  option (but not the obligation) to provide  financing for  the Total Prospect Costs for all of the Project Wells

       contained within each of the Optional Well Sets  upon  the same  basis and subject to the same terms as provided  for and  with respect to the Phase I Wells, including, but not

       limited  to,  Article  II.  2.  (Allocated  Funding)   and

       Article  II. 3. hereof (Funding), but exclusive,  however,

       of  Article II. 1. hereof (Completion of Phase  I  Wells).

       Sonerra  shall  provide a written proposal to  Nacogdoches

       Gas  for  each  Optional  Well Set,  which  shall  contain sufficient  information for Nacogdoches  Gas  to  make  an informed  decision regarding such proposal.  In  order  to exercise its option to participate in the drilling of  and provide  financing for an Optional Well  Set,  Nacogdoches

       Gas  shall  provide written notice that  it  will  provide financing  for  the Optional Well Set in  accordance  with the  terms  hereof within twenty (20) days of  receipt  of

       Sonerra's  written proposal.  Sonerra and Nacogdoches  Gas agree  that  the written proposals for the  Optional  Well

       Sets shall be presented to Nacogdoches Gas separately  and sequentially  to  enable Nacogdoches Gas to  exercise  its

       option  with  respect  to  each Optional  Well  Set.   The

       written  proposal  for  an  Optional  Well  Set  will   be

       presented  to  Nacogdoches Gas  after  the  completion  of drilling  operations on the second well and prior  to  the completion  of  the third well of the prior Optional  Well

       Set.    Notwithstanding   any   of   the   foregoing,   if

       Nacogdoches  Gas elects not or is deemed to  have  elected not  to  exercise its option with respect to any  Optional

       Well



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       Set,  the  rights  of Nacogdoches Gas  to  participate  in future  wells  shall automatically terminate  and  Sonerra shall  be  relieved  of  its  obligation  to  propose  any additional  Optional  Well Sets, provided,  however,  this agreement  shall  remain in full  force  and  effect  with respect  to  all  Project  Wells  previously  financed  by

       Nacogdoches  Gas.  This Agreement may be extended  by  the written  agreement  of the parties hereto  for  additional

       Optional Well Sets.

  V.   BALANCE  ACCOUNT.   Sonerra  shall  maintain  an  account,

       referred  to herein as the "Balance Account", which  shall tabulate  and track on a continuous basis the net  balance

       occurring   as  the  difference  between   the   (i)   the

       Cumulative  Project Costs, hereinafter defined,  and  (ii)

       the  Cumulative Project Proceeds, as hereinafter  defined,

       until  Project  Payout, as hereinafter  defined.   Sonerra

       shall   furnish  to  Nacogdoches  Gas  a  monthly  Balance

       Account   statement,  which  shall  reflect  all  activity

       occurring  in  the Balance Account for the previous  month period and the current net balance.

     A.   Project Interests.  The Project Interests shall include

          (i)   all  Phase  I  Wells,  (ii)  all  Optional  Wells

          (collectively  with  the Phase I  Wells,  the  "Project

          Wells"),  and  (iii)  the  SunStone  Interests,   which

          together  with the Project Wells shall be  referred  to

          herein as the "Project Interests".

     B.   Cumulative  Project Costs.  "Cumulative Project  Costs"

          are the sum of (i) the Allocated Funding Percentage  of

          the  Total  Prospect  Costs for the  aggregate  of  all

          Project  Wells, (ii) the purchase price of the SunStone

          Interests  plus an amount equal to 10%  of  the  actual

          purchase price of the SunStone Interests, and (iii)



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          all   workover  and/or  recompletion  costs   paid   by

          Nacogdoches Gas prior to Project Payout (as hereinafter

          defined),   other  than  costs  deducted   from   gross

          proceeds.    All  costs  and  expenses   of   drilling,

          completing,   equipping,   and   operating   (provided,

          however, Operator's overhead rates or fees set forth in

          the  Participation  Agreement  or  Operating  Agreement

          shall  be  at  such designated rates) any Project  Well

          under  this  Agreement included in the Balance  Account

          shall be at Sonerra's actual cost.

     C.   Cumulative   Project  Proceeds.   "Cumulative   Project

          Proceeds"  are  the sum of (i) the gross proceeds  from

          oil and gas production received by Nacogdoches Gas from

          the  Project Interests, after deducting (a)  severance,

          production,  windfall  profit,  ad  valorem  and  other

          similar  taxes payable on such production, (b) lessor's

          royalties,  overriding royalties and like burdens  with

          which  the  leasehold interests are burdened  (provided

          that  Sonerra shall not reduce the net revenue interest

          to  less  than the net revenue interest stated  in  the

          Participation  Agreement for each  Project  Well),  (c)

          Nacogdoches  Gas'  Ownership Interest  (as  hereinafter

          defined)  share  of the cost of operating  the  Project

          Wells  and  Nacogdoches  Gas'  share  of  the  cost  of

          operating  the  SunStone Interests  during  the  period

          prior  to Project Payout and (ii) all other revenue  or

          proceeds  (if  any)  received by  Nacogdoches  Gas  and

          attributable  to its ownership of or otherwise  in  any

          way  relating  to the Project Interests, including  (a)

          any  excess  funds reimbursed by Sonerra to Nacogdoches

          Gas   relative   to   the  drilling,   completion   and

          development of the Project Wells and (b) any additional

          cash  payments  made  by  Sonerra  to  Nacogdoches  Gas

          applied  to  and directed toward reducing  the  Balance

          Account.



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     D.   Project Payout.  The Cumulative Project Costs shall  be

          considered  as  a debit dollar amount  in  the  Balance

          Account  and the Cumulative Project Proceeds  shall  be

          considered  as  a credit dollar amount in  the  Balance

          Account.   Notwithstanding provisions contained  within

          any  individual  Participation Agreement  which  define

          payout  on  a  well-by-well basis,  the  term  "Project

          Payout"  shall mean the point in time when  Nacogdoches

          Gas  shall  have recouped the Cumulative Project  Costs

          from  the  Cumulative Project Proceeds  (i.e.  The  net

          balance in the Balance Account reaches zero dollars).

     E.   Sales  Prior  to  Project  Payout.   Prior  to  Project

          Payout, all sales by either party to this Agreement  of

          any  undivided leasehold interest or other interest  or

          asset  financed by Nacogdoches Gas subject and pursuant

          to  the  terms of this Agreement or any other  relevant

          Agreements  shall require the written consent  of  both

          Sonerra  and  Nacogdoches Gas.  The  proceeds  received

          from  all such sales shall be allocated and distributed

          90%  to  Nacogdoches Gas and 10% to Sonerra until  such

          point  that  Project Payout is achieved; at  and  after

          such  point that Project Payout is achieved,  all  such

          proceeds  shall  be  allocated and distributed  50%  to

          Nacogdoches Gas and 50% to Sonerra.

     F.   Cash  Reduction of Balance Account.  Sonerra shall have

          the  right  to  make  any  number  of  additional  cash

          payments  to  Nacogdoches Gas at any time(s)  prior  to

          Project  Payout  to reduce the Balance Account  to  any

          balance up to and including an amount that would effect

          and  result  in Project Payout occurring,  all  without

          penalty.



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     G.   Audit.   Nacogdoches  Gas has the right  to  audit  the

          Balance  Account  and  the  Total  Prospect  Costs  and

          operating  costs  of any Project Well  or  other  costs

          financed  under  and  pursuant to  the  terms  of  this

          Agreement,  including  those  wells  and  other  assets

          included within the SunStone Interests.

VI.  OWNERSHIP INTERESTS.

     A.   Ownership Interests Prior to Project Payout.  Prior  to

          Project Payout, Sonerra shall be carried by Nacogdoches

          Gas  for  a  working interest percentage equal  to  ten

          percent (10.0%) of the Allocated Funding Percentage  of

          the  Total  Prospect Costs (the "Carried Interest")  in

          each   Project   Well  (being  the   Carried   Interest

          percentage  and as more particularly described  in  the

          Participation   Agreement   relating   to   each   such

          particular  Project Well).  The Carried Interest  shall

          be  free  of  the Allocated Funding Percentage  of  the

          Total Prospect Costs of each Project Well and the  cost

          of  plugging  and abandoning each such well,  it  being

          agreed  that  Nacogdoches Gas shall bear  and  pay  its

          Allocated   Funding  Percentage  share  of  the   Total

          Prospect Costs incurred in connection with each Project

          Well.   The percentage in and relative to each  Project

          Well  occurring  as  the  difference  between  (a)  the

          Allocated  Funding  Percentage  and  (b)  the   Carried

          Interest percentage, shall be referred to herein as the

          "Ownership  Interest" of Nacogdoches Gas in  each  such

          Project  Well.   Sonerra shall own the Carried Interest

          in  and relative to each Project Well, which shall also

          be considered as "Sonerra's Ownership Interest" in each

          such  Project  Well.   With  respect  to  the  Sunstone

          Interests  prior  to Project Payout,  Nacogdoches  Gas'

          Ownership  Interest shall be ninety percent  (90%)  and

          Sonerra's  Ownership  Interest  shall  be  ten  percent

          (10%).   Sonerra shall be



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          responsible  for paying its Carried Interest  share  of

          the  operating  costs,  and Nacogdoches  Gas  shall  be

          responsible for paying its Ownership Interest share  of

          the  operating costs of the Project Interests occurring

          prior to Project Payout.

     B.   Ownership Interests After Project Payout.  At such time

          as  Project  Payout occurs with respect to the  Project

          Interests,  Nacogdoches Gas' Ownership  Interest  shall

          reduce  to  (a)  a  percentage equal to  fifty  percent

          (50.0%) of its Allocated Funding Percentage in each  of

          the  Project Wells and (b) fifty percent (50%)  of  the

          SunStone  Interests, and Sonerra's  Ownership  Interest

          shall  increase  to  (a) a percentage  equal  to  fifty

          percent (50.0%) of the Allocated Funding Percentage  in

          each  of the Project Wells and (b) fifty percent  (50%)

          of the SunStone Interests. Sonerra shall be responsible

          for  paying its Sonerra Ownership Interest share of the

          operating   costs,  and  Nacogdoches   Gas   shall   be

          responsible for paying its Ownership Interest share  of

          the  operating costs of the Project Interests occurring

          after Project Payout.

  VII. PROSPECTS OTHER THAN OPTIONAL WELLS.  During the  term  of this  Agreement,  Sonerra may on  one  or  more  occasions present to Nacogdoches Gas a proposal for the drilling  of

       a   well  in  the  Project  Area  that,  due  to  existing

       contractual   or  other  obligations,  would   result   in

       Nacogdoches Gas acquiring an Allocated Funding  Percentage of  less  than 75% in such well, and thereby not meet  the minimum  criteria  to be considered  a  Project  Well  (an

       "Additional  Well").   Nacogdoches  Gas  shall  have   the

       option to fund the Allocated Funding



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       Percentage  of  the Total Prospect Costs for  and  thereby participate  in the drilling and completion of  each  such

       Additional  Well.   In  the  event  that  Nacogdoches  Gas

       elects  to  so  participate in any such  Additional  Well,

       such  Additional  Well shall be treated  as  if  it  is  a

       Project  Well  with  respect  and  made  subject  to   the

       application of all terms hereof except for the  conditions set  forth  under Article II.2. hereof, provided  however,

       any  such  Additional  Well shall  not  be  considered  an

       Optional  Well  under  the terms of Section  IV  "Optional

       Wells".

  VIII. SUBSEQUENT DEVELOPMENT WITHIN A PRODUCING UNIT.

     A.   Reentry  of Wells.  In the event that Sonerra  proposes

          to  reenter  the  wellbore of a Project  Well  for  the

          purpose of re-completing such well in a different  zone

          or   horizon  than  previously  tested,  produced,   or

          completed,  Nacogdoches Gas shall have  the  option  to

          fund  the percentage of the costs of such proposed  re-

          completion   equal  to  its  Ownership  Percentage   in

          existence  with respect to such well at the  time  such

          well  is  re-completed.  Each such re-completed Project

          Well  in which Nacogdoches Gas funded its then existing

          Ownership  Percentage of the re-completion costs  shall

          be  considered  as a Project Well and  subject  to  the

          applicable  terms of this Agreement and  the  Operating

          Agreement in effect and pertaining to such Project Well

          immediately prior to its re-completion.

     B.   New Wells.  A well proposed to be drilled on lands included within a producing unit previously established for a Project

          Well, but targeting the testing of and completion in a horizon,

          formation or interval other than that owned relative to the

          Project Well shall be defined as a "New Well".  After such time that Nacogdoches Gas has funded twelve (12) or more Project



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          Wells,  it shall have the option to participate in  the

          costs of the drilling and completion of a New Well  for

          the   percentage   equal  to  the   Allocated   Funding

          Percentage  determined  in the manner  described  under

          Section  II.A.2.,  hereof.  If a New Well  is  proposed

          prior  the  completion of the fifth Optional Well  Set,

          such  New  Well  shall be considered and  count  as  an

          Optional  Well  and accordingly, made  subject  to  the

          terms  of  this Agreement.   If a New Well is  proposed

          after the completion of the fifth Optional Well Set but

          before   Project  Payout,  such  New  Well   shall   be

          considered a Project Well and accordingly, made subject

          to  the  applicable  terms of  this  Agreement.   After

          receiving  a written proposal from Sonerra regarding  a

          New  Well, Nacogdoches Gas must exercise its option  by

          written  notice to Sonerra within twenty (20)  days  of

          receipt  of the written proposal or it shall be  deemed

          to   have  elected  not  to  exercise  its  option   to

          participate  in  such New Well.  In any  event(s)  that

          Nacogdoches  Gas  elects not to or is  deemed  to  have

          elected not to participate in any particular New  Well,

          it  shall  forfeit and relinquish all future rights  to

          participate  in  and Sonerra shall be relieved  of  its

          obligation to offer or propose to Nacogdoches Gas,  any

          additional  or  subsequent  New  Wells  targeting   the

          testing,  completion  and/or development  of  the  same

          horizon,   interval  or  formation   for   which   such

          particular New Well was proposed.

  IX.  NON-TRANSFERABILITY.  During the term of  this  Agreement,

       neither  party may transfer to a third party  any  of  its rights  or  obligations under this Agreement  without  the

       consent   of   the   other  party;  provided   that   this

       restriction will not apply to a merger, consolidation,  or transfer to an affiliate.  In the event of a sale  of  all or substantially all of the assets of a party accruing



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       hereunder, either party may transfer to a third party  any

       of   its  rights  or  obligations  under  this  Agreement,

       provided,  however,  and  notwithstanding  the  foregoing,

       neither  party  hereto may transfer any of its  rights  or

       obligations   accruing  and  set  forth  hereunder   under

       Section  IV.  "Optional  Wells",  Section  VII  "Prospects

       Other  Than  Optional Wells" and Section VIII. "Subsequent

       Development Within a Producing Unit", without the  written consent of the other party hereto.

  X.   EFFECTIVE  DATE.   The Effective Date  of  this  Agreement

       shall be 7:00 a.m. on November 15, 2004.

  XI.  FORCE  MAJEURE.   In the event that Sonerra  is  prevented

       from    fulfilling    any   of    its    obligations    or

       responsibilities   contemplated  or  required   hereunder,

       including,  but  not  limited  to,  the  proposal  of  any

       Optional  Wells, by reason of lack of equipment, labor  or other  materials, or by reason of fire, storm, flood,  act of  God, or rebellion, insurrection or riot, or by  reason of  differences with workmen or labor disputes,  including strikes  or lockouts, or by reason of failure of  carriers to  transport or to furnish facilities for transportation,

       or  by  reason of any federal or state laws, or any order,

       rule  or regulation of government authority, or by  reason of  lack  of  drilling permits, insufficient oil,  gas  or mineral leases, or inability to secure a drilling  rig  or other  equipment  necessary to drill and/or  complete  any wells,  or  by reason of any other cause or causes  beyond

       Sonerra's  control, then, while so prevented,  the  period for  performance shall be extended while and  so  long  as

       Sonerra  is  prevented from fulfilling its obligations  or responsibilities occurring pursuant to the terms  of  this

       Agreement.

  XII. NOTICES.   Any and all notices required to be given  under

       this  Agreement shall be in writing, signed by  the  party giving such



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       notice  and shall be delivered personally, telecopied,  or

       sent   by   certified  mail  or  overnight   delivery   by

       recognized  courier  service (such as Federal  Express  or

       UPS)  to the other party at the addresses set forth  below or  at  such other address as may be furnished in writing.

       The  date of personal delivery, telecopy, or two (2)  days after  the  date of mailing (or the next business  day  of delivery to a courier service) shall be the date  of  such

       notice.   The addresses and representatives of the parties

       hereto shall be as follows:



                     Nacogdoches Gas, L.L.C.
                1 New Hampshire Avenue, Suite 125
                      Portsmouth, NH 03801
                 Attn:  Anthony M. Callendrello

                   Telephone No.  603-766-4990
                  Facsimile No.    603-766-4991
           E-mail:  acallendrello@baycorpholdings.com

                  Sonerra Resources Corporation
                        P. O. Box 631627
                  Nacogdoches, Texas 75963-1627
                     Attn:   Scott Henderson

                   Telephone No. 936-569-9662
                   Facsimile No. 936-569-6866


  XIII.COMPLETE AGREEMENT.  This Agreement, the Exhibits  hereto,

       the   Participation  Agreement  and  Operating   Agreement

       relative   to   each  Project  Well,  and  the   Agreement

       contemplated  under  Article III hereof,  if  consummated,

       constitute  the  entire  agreement  between  Sonerra   and

       Nacogdoches  Gas  with  respect  to  the  matters  covered

       hereby.   Should there be any conflict between  the  terms

       of  this  Agreement and the terms of any  other  agreement relating  hereto, the terms of this Agreement  shall  take precedence.

  XIV.   MISCELLANEOUS.

     A.   Marketing of Production.  Prior to Project Payout,  the

          parties  shall mutually agree upon all matters relating

          to   the  marketing  of  production  from  the  Project

          Interests.   After  Project  Payout,  Nacogdoches   Gas

          retains  the option to take its share of production  in

          kind  and  to market its share of production  from  the

          Project Interests.

     B.   Governing  Law.  This Agreement shall be construed  and

          governed by the laws of the State of Texas.

     C.   Information.    Sonerra   shall   make   available   to

          Nacogdoches Gas and provide copies (with the  exception

          of items 4 and 5 below), if requested, of the following

          information and reports:

          1.   All  easements, right-of-way agreements, licenses,

               and contracts relating to the Project Interests.

          2.   Any  natural  gas  purchase and  sale  agreements,

               processing   agreements,   processing   contracts,

               gathering  agreements,  gathering  contracts,  and

               other  contracts, and agreements relating  to  the

               Project Interests.

          3.   All     purchase,    sale,    assignments,     and

               transportation agreements relating to the  Project

               Interests.

          4.   Sonerra's  land and contract files  pertaining  to

               the Project Interests.

          5.   Provided  that  Sonerra obtains ownership  of  the

               Oakridge  3-D  seismic data  relative  to  and  as

               result   of   the  acquisition  of  the   SunStone

               Interests,  pursuant  to any previous  contractual

               obligations, Nacogdoches Gas (its employees and/or consultants) shall be entitled to review and  evaluate the 3-D seismic and geological  data

               applicable  to  the  Oakridge  3-D  Seismic  Area.

               During   this   review,  Sonerra   shall   provide

               Nacogdoches   Gas   with  reasonable   access   to

               Sonerra's   computer  workstation  in  order   for

               Nacogdoches  Gas  to review and evaluate  the  3-D

               seismic and geological data. Nacogdoches Gas shall

               not  be entitled to copy, keep or otherwise remove

               any  such data, however, Nacogdoches Gas may  make

               any  interpretations,  drawings,  maps  or  create

               other  work  product  from such  3-D  seismic  and

               geological data.

     D.   Confidentiality.  Nacogdoches Gas agrees  to  (i)  keep

          confidential  and treat as proprietary,  all  materials

          and  data  it receives from Sonerra, except as  may  be

          required  under federal securities or other  applicable

          laws  or  the  regulations of any  national  securities

          exchange  or quotation system on which Nacogdoches  Gas

          or  its  affiliates are traded and (ii) not to  compete

          with   Sonerra  for  the  acquisition  of  any  mineral

          interest and/or in the development of any oil  and  gas

          properties  within  or within a distance  of  ten  (10)

          miles  of  the Project Area.  If requested by  Sonerra,

          Nacogdoches   Gas  agrees  to  require   any   of   its

          consultants or employees that it intends to  employ  or

          involve  on  its  behalf relative to  matters  relating

          hereto,    to    execute    a    Non-Competition    and

          Confidentiality  Agreement  of  reasonable   form   and

          content acceptable to Sonerra.

     E.   Notice of Claims.  Sonerra shall notify Nacogdoches Gas

          in  writing  of  any claim, threatened  litigation,  or

          litigation related to any of the Project Interests.

     F.   No  Partnership.   This Agreement  does  not  create  a

          partnership,   mining   partnership,   joint   venture,

          corporation,  association  for  profit,  or  any  other

          business entity of any kind.

     G.   Successors  and  Assigns.   This  Agreement  shall   be

          binding  upon and inure to the benefit of each  party's

          respective  successors,  heirs,  assigns,   and   legal

          representatives.

     H.   Amendments  and Waiver.  This Agreement may be  amended

          only  in  writing  by  the mutual consent  of  all  the

          parties.   No waiver of any provision of this Agreement

          shall  arise from any action or inaction of any  party,

          except  by  an instrument in writing expressly  waiving

          the  provision  executed by the party entitled  to  the

          benefit of the provision.

     I.   Severability.   If  a  court of competent  jurisdiction

          determines  that  any  clause  or  provision  of   this

          Agreement is void, illegal, or unenforceable, the other

          clauses  and provisions of this Agreement shall  remain

          in full force and effect and the clauses and provisions

          which   are   determined  to  be  void,   illegal,   or

          unenforceable  shall  be limited  so  that  they  shall

          remain in effect to the extent permissible by law.

     J.   Headings.   The headings of any article and/or  section

          of  this Agreement are for guidance and convenience  of

          reference only and shall not limit or otherwise  affect

          any of the terms or provisions of this Agreement.

     K.   Counterparts.   This  Agreement  may  be  executed   in

          separate  and/or  multiple  counterparts,  which  taken

          together  shall  constitute the entire  agreement.   It

          shall  not be necessary that each party sign  the  same

          counterpart  of  this Agreement, only that  each  party

          sign at least one counterpart. Each of the executed counterparts of this Agreement may be placed together so as to form one document and all taken together shall

          constitute one document.



     EXECUTED, AGREED TO and ACCEPTED as of the date first  above written.



                              SONERRA RESOURCES CORPORATION


                              By:  /s/ W. Scott Henderson
                                 ------------------------------
                                    W. Scott Henderson
                                    President


                              NACOGDOCHES GAS, L.L.C.


                              By:  /s/ Frank W. Getman Jr.
                                 ------------------------------
                                    Frank W. Getman Jr.
                                    Manager

                  Project Development Agreement
                              dated
                         January 7, 2005
                             between
                  Sonerra Resources Corporation
                               and
                      Nacogdoches Gas, LLC

                       List of Exhibits(1)
                       ------------------


  Exhibit A    Project Area Map
  Exhibit B    Sample Form of Participation
               Agreement (with form exhibits)
  Exhibit C    The Sunstone Interests










----------------
(1) All disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.